Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Merger

On November 21, 2022, Graybug Vision, Inc. (“Graybug”) entered into the merger agreement with CalciMedica, Inc. (“CalciMedica”) and Camaro Merger Sub, Inc. (the “merger subsidiary or merger sub”). Upon the terms and subject to the satisfaction of the conditions described in the merger agreement, the merger subsidiary will be merged with and into CalciMedica with CalciMedica surviving as a wholly owned subsidiary of Graybug. On March 20, 2023, Graybug, merger sub and CalciMedica consummated the transactions contemplated by the merger agreement, merger sub was merged with and into CalciMedica and CalciMedica became a wholly owned subsidiary of Graybug (the “merger”). On March 17, 2023, in connection with the transactions contemplated by the merger agreement, Graybug (i) effected a reverse stock split of Graybug’s common stock, par value $0.0001 per share (“Graybug common stock”), at a ratio of 14:1 (the “reverse stock split”). Unless otherwise noted, the reverse stock split has not been reflected in the historical share and per share disclosures of Graybug.

At the Effective Time: (i) each share of CalciMedica’s capital stock outstanding, inclusive of the shares to be sold in the private placement, immediately prior to the effective time and after giving effect to the preferred stock conversion, the automatic exercise of certain CalciMedica warrants to purchase shares of CalciMedica capital stock in accordance with their terms, and the convertible promissory note conversion, and excluding any shares held in treasury stock by CalciMedica or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares, was automatically converted solely into the right to receive a number of shares of Graybug common stock equal to the exchange ratio, rounded up to the nearest whole shares (after aggregating all shares issuable to such holder); (ii) each option to purchase shares of CalciMedica common stock (each, a “CalciMedica Option”) that is outstanding and unexercised immediately prior to the Effective Time under CalciMedica’s Amended and Restated 2006 Stock Plan (the “CalciMedica 2006 Plan”), whether or not vested, was converted into and become an option to purchase Graybug common stock, with the number of such option shares and the per share purchase price each adjusted to give effect of the exchange ratio, and Graybug assumed the CalciMedica 2006 Plan and each such CalciMedica Option in accordance with the terms of the CalciMedica 2006 Plan and the terms of the stock option agreement by which such CalciMedica Option is evidenced; and (iii) each warrant to purchase shares of CalciMedica capital stock (each, a “CalciMedica Warrant”) that remains outstanding and unexercised immediately prior to the effective time and after giving effect to the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion, was converted into and became a warrant to purchase Graybug common stock, with the number of such warrant shares and the per share purchase price each adjusted to give effect of the exchange ratio, and Graybug assumed each CalciMedica Warrant in accordance with its terms.

Immediately prior to the closing, CalciMedica completed a private placement with certain investors to purchase 20,706,997 shares of CalciMedica common stock at a price per share of $0.4994 per share for an aggregate purchase price of $10.3 million. Upon the closing of the merger and in accordance with the terms and conditions of the merger agreement, the shares sold in the private placement (the “Shares”) have the right to receive a number of shares of Graybug common stock based on the exchange ratio. In connection with the private placement, CalciMedica entered into a registration rights agreement with the private placement investors, pursuant to which CalciMedica agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC as soon as practicable following the closing of the merger but in no event later than the 90th day following such closing to register the resale of the shares.

The equity holders of Graybug immediately prior to the effective time owned approximately 28.1% of the aggregate number of outstanding shares of the combined company immediately after the effective time, and CalciMedica’s equity holders immediately prior to the effective time owned 71.9% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial information gives effect to the merger, which has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”) and considers CalciMedica the accounting acquirer for financial reporting purposes. This determination is based on the facts that, immediately following the merger: (i) CalciMedica stockholders own a substantial majority of the voting rights of the combined company; (ii) CalciMedica have designated a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) CalciMedica’s senior management holds all key positions in senior management of the combined company. The transaction is accounted for as a reverse recapitalization of Graybug by CalciMedica similar to the issuance of equity for the net assets of Graybug, which are expected to be primarily cash, short-term investments, and other non-operating assets. It was concluded that any in-process research and development assets potentially still remaining as of the merger would be de-minimis when compared to the cash and investments obtained through the transaction.

As a result of CalciMedica being treated as the accounting acquirer, CalciMedica’s assets and liabilities will be recorded at their pre-combination carrying amounts. Graybug’s assets and liabilities were measured and recognized at their fair values as of the effective date of the merger, and combined with the assets, liabilities, and results of operations of CalciMedica after the consummation of the merger. As a result, upon consummation of the merger, the historical financial statements of CalciMedica became the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data assumes that the merger took place on December 31, 2022, and combines the historical balance sheets of Graybug and CalciMedica as of such date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2021, assumes that the merger took place as of January 1, 2022 and combines the historical results of Graybug and restated historical results of CalciMedica for the periods then ended. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Graybug and CalciMedica. Graybug’s consolidated statement of operations for the year-ended December 31, 2022 is derived from Graybug’s Form 10-K for the year-ended December 31, 2022.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Graybug may materially vary from those of CalciMedica. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the merger, management will conduct a final review of Graybug’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Graybug’s results of operations or reclassification of assets or liabilities to conform to CalciMedica’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Graybug Vision Inc. and CalciMedica Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands)

12/31/2022

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical) (As Restated) (1)	Financing Related Adjustments	Notes	Transaction Accounting Adjustments (As Restated)	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined (As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$17,304	$1,327	$10,341	A					$28,972
Restricted cash	—	149	—						149
short-term investments	21,824	—							21,824
Assets held for sale	—	—							—
prepaid expenses and other current assets	542	254							796

Total current assets	39,670	1,730	10,341		—		—		51,741
Property and equipment, net	—	147							147
Operating lease right-of-use asset	—	48							48
Prepaid expenses and other non-current assets	—	1,424			$(1,397)	C			27

TOTAL ASSETS	$39,670	$3,349	$10,341		$(1,397)		$—		$51,963

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,716	$2,866							$4,582
Accrued expenses	—	1,715			$200	B			1,915
Accrued research and development	200	—			(200)	B			—
Operating lease liability, current	203	—							203
Other current liabilities	1,580	199			1,853	C	—		17,389
					6,757	D	1,685	R
					5,315	F

Total current liabilities	3,699	4,780	—		13,925		1,685		24,089
Warrant liability	—	2,645			(1,192)	I			596
					(857)	J
Convertible promissory notes payable	—	5,157	—		(5,157)	I			—

Total liabilities	$3,699	$12,582	—		6,719		1,685		24,685

COMMITMENTS AND CONTINGENCIES	$—	$—	$—		$—		$—		$—
Convertible Preferred Stock:
Series A	—	19,107			(19,107)	G			—
Series B	—	8,224			(8,224)	G			—
Series C-1	—	5,683			(5,683)	G			—
Series C-2	—	9,563			(9,563)	G			—
Series D	—	19,494			(19,494)	G			—

	—	62,071	—		(62,071)		—		—
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	2	3	21	A	(21)	H			1
					(2)	K
					(2)	N
Additional paid-in capital	240,799	40,400	10,320	A	(137,028)	L			154,493
					2	N
Accumulated deficit	(204,793)	(111,707)			190,969	M	(1,685)	R	(127,216)
Accumulated and other comprehensive loss	(37)	—			37	K			—

Total stockholders’ equity (deficit)	35,971	(71,304)	10,341		53,955		(1,685)		27,278

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$39,670	$3,349	$10,341		$(1,397)		$—		$51,963

(1)

CalciMedica’s audited financial statements and notes for the year ended December 31, 2022 as filed April 4, 2023 in Exhibit 99.1 of the Company’s 8-K/A have been restated to correct the Company’s convertible promissory notes and warrant liability balances as of December 31, 2022, and related changes in fair value recorded in Other income (expense), due to errors in the Company’s valuation of these financial instruments.

Graybug Vision Inc. and CalciMedica Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands)

For the Year Ended December 31, 2022

	Graybug Vision Inc. (Historical)	CalciMedica Inc. (Historical) (As Restated) (1)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments (As Restated)	Notes	Pro Forma Combined (As Restated)
Operating expenses:
Research and development	$14,113	$8,350	$2,403	E	$494	R	$25,547
					187	P
General and administrative	19,104	5,843	6,757	D	567	P	49,444
			10,667	E	1,191	R
			5,315	F
Restructuring, impairment and other costs of terminated programs	2,963	—	—		—		2,963

Total operating expenses	36,180	14,193	25,142		2,439		77,954

Loss from operations	(36,180)	(14,193)	(25,142)		(2,439)		(77,954)

Other income (expense):
Change in fair value of convertible promissory notes	—	2,745	—		(2,745)	Q	—
Change in the fair value of warrant liability	—	3,784	—		(682)	O	2,288
					(814)	Q
Interest on convertible promissory note payable	—	(132)	—		132	Q	—
Other	—	(28)	—		28	Q	—
Interest income	575	—	—		—		575

Total other income (expense), net	575	6,369	—		(4,081)		2,863

Net loss and comprehensive loss	(35,605)	(7,824)	(25,142)		(6,520)		(75,091)
Deemed distribution to convertible promissory note holders	—	(1,318)	—		—		(1,318)

Net loss and comprehensive loss attributable to common stockholders	$(35,605)	$(9,142)	$(25,142)		$(6,520)		$(76,409)

Net loss per share attributable to common stockholders, basic and diluted	$(1.66)	$(3.20)	N/A		N/A		(13.94)

Weighted-average shares of common stock outstanding, basic and diluted	21,489,280	2,855,745	N/A	S	N/A	S	5,479,551

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

CalciMedica, Graybug, and the merger subsidiary have entered into the merger agreement, pursuant to which the merger subsidiary merged with and into CalciMedica, with CalciMedica surviving as the surviving company. As a result of the merger, CalciMedica is a wholly owned subsidiary of Graybug. Upon the effective time, all shares of CalciMedica capital stock outstanding immediately prior to the effective time, after giving effect to the sale of Shares in the private placement, the preferred stock conversion, the CalciMedica warrant exercises and the convertible promissory note conversion and excluding any shares held in treasury stock by CalciMedica or owned by Graybug or any subsidiary of Graybug or CalciMedica and any dissenting shares, were converted into 3,946,538 shares of Graybug common stock in the aggregate, based on an exchange ratio of 0.0288, prior to the reverse stock-split. On March 17, 2023, in connection with the transactions contemplated by the Merger Agreement, Graybug (i) effected a reverse stock split of Graybug’s common stock, par value $0.0001 per share at a ratio of 14:1.

As a result of the merger, the equity holders of Graybug immediately prior to the effective time owned approximately 28.1% of the aggregate number of outstanding shares of the combined company immediately after the effective time, and CalciMedica’s equity holders immediately prior to the effective time owned 71.9% of the combined company, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options and warrants. In connection with the merger, Graybug changed its corporate ticker symbol to “CALC”.

The aggregate value of the consideration paid by CalciMedica in the merger was $8.6 million. The fair value of consideration transferred is based on the number of shares of Graybug common stock stockholders owned upon consummation of the merger, multiplied by the closing price of Graybug common stock on the effective date of March 20, 2023. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the merger.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, give effect to the merger as if it had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, gives effect to the merger and combines the historical balance sheets of Graybug and CalciMedica as of such date. Based on CalciMedica’s preliminary review of CalciMedica’s and Graybug’s summary of significant accounting policies and discussions between management teams of CalciMedica and Graybug, the nature and amount of any adjustments to the historical financial statements of Graybug to conform its accounting policies to those of CalciMedica are not expected to be material.

For accounting purposes, CalciMedica is considered to be the acquiring company and the merger was accounted for as a reverse recapitalization of Graybug by CalciMedica because on the merger date, the pre-combination assets of Graybug are expected to be primarily cash, short-term investments, and other non-operating assets.

For purposes of these pro forma financial statements, the purchase price consideration consists of the following:

Total Consideration
Amount
Number of shares of the combined company to be owned by Graybug’s stockholders(i)	1,571,216
Multiplied by the estimate fair value of Graybug’s common stock(ii)	5.5000

Total purchase price consideration (in thousands)	$8,642

(i)

Reflects the number of shares of common stock of the combined company that Graybug equity holders received as of the effective time pursuant to the merger agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Graybug common stock outstanding at March 20, 2023 as effected by the reverse stock-split, and contemplation of equity instruments that are in-the-money and expected to be net exercised using the treasury stock method.

(ii)	Reflects the price per share of Graybug common stock, which is the closing bid price of Graybug common stock as reported by Nasdaq on March 20, 2023.

Under reverse recapitalization accounting, the assets and liabilities of Graybug were recorded, as of the completion of the merger, at their fair value which is expected to approximate the carrying value of the pre-combination assets. The difference between the fair value of the consideration transferred and the fair value of the net assets of Graybug following determination of the actual purchase price consideration for Graybug was reflected as an adjustment to additional paid-in capital. The subsequent financial statements of CalciMedica will reflect the combined operations of CalciMedica as the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, Graybug, immediately prior to the effective time, and a recapitalization of the equity of the accounting acquirer, CalciMedica. The historical financial statements of CalciMedica became the historical financial statements of the combined company.

The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Graybug and CalciMedica, and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with U.S. GAAP.

CalciMedica and Graybug may incur significant costs associated with integrating the operations of CalciMedica and Graybug after the merger. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimate of the fair value of Graybug’s net assets at the closing date is preliminary. The differences that may occur between the preliminary estimate and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3. Shares of Graybug Common Stock Issued to CalciMedica Stockholders upon Closing of the Merger

Prior to the merger, all outstanding shares of CalciMedica preferred stock, the convertible promissory notes, and certain warrants were converted or exercised into, as applicable, CalciMedica common stock, which were exchanged for shares of Graybug common stock based on the exchange ratio determined in accordance with the merger agreement. The exchange ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis using the treasury stock method as of March 20, 2023 using a negotiated value of CalciMedica of approximately $100 million and of Graybug of approximately $40 million. The number of shares of common stock that Graybug issued to CalciMedica’s stockholders and is determined as follows:

Shares of Graybug Common Stock issued
Shares of CalciMedica Common Stock outstanding at December 31, 2022	2,922,098
Shares of CalciMedica Preferred Stock outstanding at December 31, 2022	84,820,880
Common Shares of CalciMedica issued in the Private Placement	20,706,997
Common Shares of CalciMedica issued upon conversion of the convertible promissory notes	20,487,105
Common Shares of CalciMedica issued upon exercise of the C-2 warrants	2,786,567
Common Shares of CalciMedica issued upon exercise of warrants attached to the convertible promissory notes	5,308,049

137,031,696
Exchange Ratio	0.0288

Shares of Graybug common stock issued to CalciMedica upon closing(1)	3,946,538

(1)	The calculation considers truncation when the Exchange Ratio is applied to the individual share calculations.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Financing Related Adjustments” are based on the private placement, which occurred subsequent to December 31, 2022. Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the merger, applying the effects of the merger to CalciMedica’s and Graybug’s historical financial information. Adjustments included in the column under the heading “Other Transaction Accounting Adjustments” are primarily related to other transactions that are material to the reader of the pro forma financial statements but not part of the required accounting directly related to the merger.

Given CalciMedica’s history of net losses and full valuation allowances, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Financing Related Adjustments:

A.

To reflect the sale and issuance of 20,706,997 Shares with a par value of $0.001, at a per share price of $0.4994, by CalciMedica as a result of the private placement that occurred immediately prior to the merger for $10.3 million in gross proceeds.

Transaction Accounting Adjustments:

B.	To reclass $200 thousand from accrued research and development to accrued expenses to conform Graybug’s presentation to CalciMedica’s.

C.

To reflect the transaction costs of $1.85 million, not yet reflected in the historical financial statements, that were incurred by CalciMedica in connection with the merger and the reclass of $1.40 million of deferred transaction costs which were recorded in prepaid expenses and other non-current assets, such as legal fees, accounting expenses and consulting fees, as an increase in accrued liabilities and a reduction to additional paid-in capital of $3.25 in the unaudited pro forma condensed combined balance sheet. As the merger was accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and short-term investments, of Graybug, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

D.

To reflect preliminary estimated transaction costs of $6.76 million, not yet reflected in the historical financial statements, which are expected to be incurred by Graybug in connection with the merger, such as adviser fees, legal, and directors and officers’ liability insurance expenses, as an increase in other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet.

E.

To reflect the one-time share-based compensation expense of $2.4 million in R&D and $10.7 million in G&A related to the acceleration of stock options and restricted stock units pursuant to Graybug’s change-in-control severance policy.

F.

To reflect the one-time severance expense of $5.3 million in G&A and other current liabilities to be paid, in connection with, but subsequent to the closing of the merger in accordance with Graybug’s change-in-control severance policy.

G.

Reclassification of $62.1 million to APIC, representing $62.1 million of preferred stock, and reflecting the conversion of 84,820,880 shares of CalciMedica preferred stock into CalciMedica common stock immediately prior to the Merger to be exchanged for 2,442,841 shares of Graybug common stock at an exchange ratio of 0.0288.

H.

Reclassification of $21 thousand from common stock to APIC related to CalciMedica’s common shares outstanding as of December 31, 2022, and the issuance of the shares discussed in Note A that converted into Graybug common stock at an exchange ratio of 0.0288. The par value of CalciMedica common stock is $0.001 while the par value of Graybug common stock is $0.0001, which has been reflected as a decrease to the par value of common stock .

I.

As Restated: Concurrent with the closing of the merger, convertible promissory notes and related warrants (currently recorded within warrant liability) were reclassified and converted into 742,900 shares of Graybug common stock at an exchange ratio of 0.0288, resulting in the elimination of the convertible promissory notes in the amount of $5.2 million, a reduction in the warrant liability of $1.2 million, and a corresponding increase in APIC of $6.4 million.

J.

As Restated: Represents the conversion of CalciMedica’s C-2 warrants into 80,253 shares of Graybug common stock at an exchange ratio of 0.0288 upon the closing of the merger, resulting in a reduction in the warrant liability of $900 thousand.

K.	To reflect the elimination of Graybug’s historical net equity, which represents the net assets acquired in the reverse capitalization:

Footnote to eliminate Historical Graybug net equity and net assets

Amount (in thousands)
Historical Graybug additional paid-in capital	$(240,799)

Pre-combination Graybug accumulated deficit:
Historical Graybug accumulated deficit	204,793
Graybug transaction costs (Note D)	6,757
Severance expenses related to Graybug’s change-in-control policy (Note F)	5,315

Total pre-combination Graybug accumulated deficit	216,865
Graybug common stock	(2)
Graybug accumulated other comprehensive loss	37

Total adjustment to historical equity (net assets of Graybug)	$(23,899)

L.	As Restated: The pro forma adjustments recorded in additional paid-in capital as noted include:

Adjustments to Additional Paid-in Capital

Amount (in thousands)
Elimination of pre-combination Graybug additional paid-in capital (Note K)	$(240,799)
Record purchase of Graybug historical net assets (Note K)	23,899
Expected transaction costs of CalciMedica (Note C)	(3,250)
Share-based compensation expense related to Graybug’s acceleration of options and restricted stock units upon the merger (Note E)	13,070
Conversion of CalciMedica Preferred Stock into Graybug Common Stock (Note G)	62,071
Conversion of historical CalciMedica Common Stock issued at December 31, 2022, and the Private Placement into Graybug Common Stock (Note H)	21
Conversion of CalciMedica convertible promissory notes, and exercise and conversion of related warrants into Graybug Common Stock (Note I)	6,349

Amount (in thousands)
Conversion of CalciMedica C-2 Warrants into Graybug Common Stock (Note J)	$857
Issuance of stock options by CalciMedica (Note P)	754

Total adjustments to additional paid-in capital	$(137,029)

M.	The pro forma adjustments recorded to accumulated deficit as noted include:

Adjustments to accumulated deficit

Amount (in thousands)
Elimination of historical Graybug accumulated deficit (Note K)	$204,793
Share-based compensation expense related to Graybug’s acceleration of options and restricted stock units upon a change-in-control (Note E)	(13,070)
Issuance of stock options by CalciMedica (Note P)	(754)

Total adjustments to accumulated deficit	$190,969

N.	To reflect the 14:1 reverse stock-split as effected by Graybug on March 17, 2023 on its common shares as a reduction in common stock and corresponding increase in additional paid-in capital.

Other Transaction Accounting Adjustments:

O.

As Restated: Elimination of other income-change in the fair value of warrant liability as these warrants were recorded at fair value, and subsequently adjusted to their current fair value at each reporting period with changes reflected in earnings, for warrants that convert upon consummation of the merger.

P.

Recognition of share-based compensation expense related to stock options issued to employees upon completion of the merger by CalciMedica that will continue to vest post-merger close, of which $433 thousand and $187 thousand is recorded in G&A and R&D, respectively, and the recognition of $134 thousand recorded in G&A related to stock options issued to certain consultants, which are contingent upon the closing of the merger, for the twelve-months ended December 31, 2022.

Q.

As Restated: Elimination of $2.7 million, and $814 thousand of other gain recorded in the historical financials of CalciMedica resulting from changes in the fair values of the convertible promissory notes, and warrants respectively, $132 thousand of interest expense, and $28 thousand of debt issuance costs, all of which are related to the convertible promissory notes described in Note I.

R.	Recognition of CalciMedica bonus payments, which are contingent upon the closing of the merger, of $494 thousand and $1.2 million in R&D and G&A respectively.

S.

The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the respective periods including the 14:1 reverse stock-split that was effected by Graybug on its common shares. For the year ended December 31, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

For the Year Ended December 31, 2022
CalciMedica weighted-average shares of common stock outstanding	2,855,745
Impact of CalciMedica preferred stock assuming conversion as of January 1, 2022	84,820,880
Impact of assumed issuance and conversion of common shares issued in the private placement assuming conversion as of January 1, 2022	20,706,997
Impact of CalciMedica common stock issued on an as-converted basis from the convertible promissory notes assuming conversion as of January 1, 2022	20,487,105
Impact of exercise and conversion of CalciMedica’s C-2 Warrants as of January 1, 2022	2,786,567
Impact of exercise of CalciMedica’s warrants in connection with the convertible promissory notes assuming conversion as of January 1, 2022	5,308,049

Total	136,965,343
Application of the exchange ratio to historical CalciMedica weighted-average shares outstanding	0.0288

Adjusted CalciMedica weighted-average shares outstanding(1)	3,944,602
Historical Graybug weighted-average shares of common stock outstanding as recasted for the reverse stock-split	1,534,949

Total pro forma weighted-average shares outstanding	5,479,551

(1)	The calculation considers truncation when the Exchange Ratio is applied to the individual share calculations.